Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-69972 on Form N-1A of our report dated September 11, 2025 relating to the financial statements and financial highlights of Fidelity Real Estate Investment Portfolio, appearing on Form N-CSR of Fidelity Select Portfolio for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 5, 2026